EXHIBIT 99


   For more information please visit our web page at: www.miravant.com

Contacts: Nick Kormeluk                        Laurens Lichty
          Sr. Manager, Investor Relations      Manager, Corporate Communications
          (805) 685-9880                       (805) 685-9880

             PDT, INC. CHANGES NAME TO MIRAVANT MEDICAL TECHNOLOGIES

               NASDAQ TICKER SYMBOL BECOMES MRVT ON SEPTEMBER 16TH SANTA BARBARA, CALIF., SEPTEMBER 15, 1997 -- PDT, Inc. (Nasdaq:PDTI) announced today that its name is now Miravant Medical Technologies (Nasdaq:MRVT). All addresses and phone numbers remain unchanged, except the web site which is www.miravant.com and the Nasdaq ticker symbol which becomes MRVT at market open on September 16th.


"The name Miravant is derived from the Latin root miracula (miraculous) and the French avant (in front of) -- in front of the miracle, " stated Gary S. Kledzik, Ph.D., chairman and chief executive officer of Miravant. "From our founding in 1989, we have dedicated ourselves to creating an advanced form of photoselective medicine."

Miravant is branding its proprietary photoselective procedures and products as PhotoPoint(TM). PhotoPoint, now in clinical trials, uses light-activated drugs to selectively destroy diseased cells and tissues, and is being developed for a broad range of disease applications.

"By working aggressively with our corporate partners to create a sharply-focused brand identity among the medical and patient community, we intend to make PhotoPoint synonymous with the highest standard of control in photoselective procedures, " added Dr. Kledzik.

Miravant is a leader in developing both pharmaceuticals and devices for photodynamic therapy, a medical procedure using light-activated drugs to selectively destroy diseased cells and tissues. The company is pursuing PhotoPoint applications in a number of medical specialties, including


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oncology, urology, dermatology,  ophthalmology,  cardiology and gynecology. Over the last several years, Miravant has established strategic collaborative relationships with select corporations, including Pharmacia & Upjohn, Boston Scientific Corporation, Ramus Medical Technologies, Cordis, a Johnson & Johnson company, and Iris Medical Corporation.

Except for the historical information contained herein, the matters discussed in this news release are deemed forward-looking statements under federal securities laws that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements depending on a number of factors including, among other things, the ability to maintain long-term relationships with corporate partners, the ability to bring products to market through the regulatory approval process, uncertainty of future profitability, financing requirements and other factors detailed from time to time in the Company's SEC reports, including its report on Form 10-K for the fiscal year ended December 31, 1996.

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